Filed Pursuant to Rule 424(b)(4)
Registration No. 333-123101
PROSPECTUS SUPPLEMENT
(To Prospectus dated March 18, 2005)
3,471,010 Shares
Nuveen Investments, Inc.
CLASS A COMMON STOCK

This prospectus supplement relates to the sale by The St. Paul Travelers Companies, Inc., whom we refer to in this document as the “Selling Stockholder,” of 3,471,010 shares of our Class A common stock, par value $0.01 per share (“Nuveen Class A common stock”).
Nuveen will not receive any proceeds from the sale of Nuveen Class A common stock hereunder.

Nuveen Class A common stock is listed on the New York Stock Exchange under the symbol “JNC.” On August 4, 2005, the last reported sale price of Nuveen Class A common stock was $38.20 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page S-2.

PRICE $38.15 A SHARE

	Price to	Underwriting	Proceeds to Selling
	Public	Discount	Stockholder

Per Share	$38.15	$0.12	$38.03
Total	$132,419,032	$416,521	$132,002,511
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where such an offer or solicitation would be illegal.
Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on August 10, 2005.

MORGAN STANLEY
August 4, 2005

      You should rely only on the information provided in this prospectus supplement and in the accompanying prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. This prospectus supplement is an offer to sell only the shares of Nuveen Class A common stock offered hereby, but only under certain circumstances and not in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement, or the accompanying prospectus, is accurate at any date other than the date indicated on the cover pages of these documents.

NUVEEN INVESTMENTS, INC.
      Nuveen Investments is a leading provider of investment management services. Our mission is to provide wealth preservation and accumulation solutions to affluent and institutional investors, and the financial consultants and advisors who serve them. Our specialized and distinctly branded investment teams adhere to an established set of investment principles that seek to balance the benefits of market returns with capital preservation. By focusing on these core principles, we believe that we have consistently produced strong investment performance over a range of market cycles, and achieved above-average operating and financial results, including one of the highest operating margins in the asset management industry. As of June 30, 2005, we had approximately $124 billion of assets under management across a broad set of asset classes, including taxable and tax-free fixed income, value and growth equities, international equities, and alternative investments. For the six months ended June 30, 2005, we had approximately $274 million in revenues, and approximately $84 million in net income. We are based in Chicago, Illinois and have approximately 700 employees.
      On August 4, 2005, we announced a quarterly cash dividend of $0.21 per share on Nuveen Class A common stock, to be paid September 15, 2005 to shareholders of record as of September 1, 2005. This dividend represents a 17% increase over the prior quarter’s dividend.
      Also on August 4, 2005, at a regular meeting of our board of directors, Jay S. Fishman, Jay S. Benet, William H. Heyman and Samuel G. Liss resigned as Class B Directors of the Company. Their resignations were in accordance with a stock repurchase agreement dated March 29, 2005, between the Selling Stockholder and us, and occurred following the completion and settlement of the stock repurchase forward transaction between the Selling Stockholder and us, as more fully described under “Selling Stockholder — Related Transactions — Repurchase of Stock by the Company.”

RISK FACTORS
      In addition to the other information contained in this prospectus supplement, the prospectus and in the documents incorporated by reference into the prospectus, including the matters listed under “Cautionary Statement Concerning Forward-Looking Information”, prospective investors should consider carefully the following factors relating to us and the Nuveen Class A common stock before making an investment in the Nuveen Class A common stock offered hereby.
Risks relating to our business
We face substantial competition in the investment management business.
      All aspects of our business are subject to substantial competition. This includes competition for continued access to brokerage firms’ retail distribution systems and “wrap fee” managed account programs. The loss of such access could result in a loss of assets under management, which could adversely affect our revenues. In addition, in part as a result of the substantial competition in the asset management industry, there has been a trend toward lower fees in some segments of the asset management business. In order for us to maintain our fee structure in a competitive environment, we must be able to provide clients with investment returns and service that will encourage them to be willing to pay such fees. There can be no assurance that we will be able to maintain our current fee structure or take advantage of scheduled fee increases, or that we will be able to develop new products that the market or our registered representatives find attractive. Fee reductions on existing or future business could have an adverse impact on our revenue and profitability.
Our business relies on third-party distribution programs.
      Our ability to distribute our products is highly dependent on access to the client base of financial advisors that also offer competing investment products. Registered representatives who recommend our products may reduce or eliminate their involvement in marketing our products at any time, or may elect to emphasize the investment products of competing sponsors, or the proprietary products of their own firms. In addition, registered representatives may receive compensation incentives to sell their firm’s investment products or may choose to recommend to their customers investment products sponsored by firms other than us. In addition, a registered representative’s ability to distribute our mutual funds is subject to the continuation of a selling agreement between the firm with which the representative is affiliated and us. We cannot be sure that we will continue to gain access to these channels. The inability to have this access could have a material adverse effect on our business.
Declines in securities markets or poor investment performance may adversely affect our assets under management and our future offerings.
      Securities markets are inherently volatile and may be impacted by factors beyond our control, including such factors as global, national and local political and economic conditions, inflation, investor preferences and legal and regulatory changes. Declines in securities markets may reduce our assets under management and sales of our products, and, as a result, adversely affect our revenues. In addition, our investment performance is one of the primary factors associated with the success of our business. Poor investment performance by our managers could adversely affect our revenue and growth as a result of a reduction in assets under management and redemptions by existing clients, which would result in lower investment management fees, reduction in performance fees earned by our businesses, as well as a diminished ability to sell our products and attract new funds in future offerings.
A decline in the market for closed-end mutual funds could reduce our ability to raise future assets to manage.
      Market conditions may preclude us from increasing the assets we manage in closed-end mutual funds. A significant portion of our recent growth in the assets we manage has resulted from public offerings of the shares of closed-end mutual funds. The market conditions for these offerings may not be as favorable in the future, which could adversely impact our ability to grow the assets we manage and increase our revenue. In addition, due to capacity constraints and other issues, we may determine from time to time to limit the size of new products being offered or to close existing product offerings to new investors. Such limitations may have the effect of reducing our growth potential.

Fluctuations in interest rates could adversely affect our investment performance.
      A substantial portion of our assets under management are invested in fixed-income securities. Increases in interest rates from their present levels may adversely affect the net asset values of these assets. In addition, increases in interest rates may have a magnified adverse effect on our leveraged closed-end exchange-traded funds. Moreover, fluctuations in interest rates may have a significant impact on securities markets, which may adversely affect our investment performance.
Our business is dependent upon our retaining our key personnel.
      Our executive officers, investment professionals and senior marketing personnel are highly important elements of the success of our business. The market for qualified personnel to fill these roles is extremely competitive. As we pursue our business strategy, we anticipate that we will need to recruit qualified investment professionals and marketing personnel. However, we may not be successful in our efforts to recruit and retain the required personnel. The loss of key personnel or the inability to recruit and retain portfolio managers or marketing personnel could have a material adverse effect on our business.
Our business is subject to extensive regulation, and compliance failures and changes in regulation could adversely affect us.
      Our investment advisory business is subject to client guidelines and contractual and other requirements. A failure to adhere to these guidelines or satisfy these requirements could result in client withdrawals and could result in losses which could be recovered by the client from us in certain circumstances. Our businesses are also subject to extensive regulation, including by the Securities and Exchange Commission, or SEC, and the National Association of Securities Dealers, Inc., or NASD. Our failure to comply with applicable laws, regulations or rules of self-regulatory organizations could cause regulatory authorities to institute proceedings against us or our subsidiaries and could result in the imposition of sanctions ranging from censure and fines to termination of an investment adviser or broker dealer’s registration and otherwise prohibiting an investment adviser from acting as an investment adviser. Changes in laws, regulations, rules of self-regulatory organizations or in governmental policies, and unforeseen developments in litigation targeting the securities industry generally or us, could have a material adverse effect on us.
      In response to recent issues in the mutual fund industry, including late trading, market timing and selective disclosure of portfolio information, various legislative and regulatory proposals are pending in or before, or have been adopted by, the various governmental and regulatory entities that supervise our operations. Additionally, the SEC, the NASD, state attorneys general and other regulators, as well as Congress, are investigating certain practices within our industry, and may take further actions that would impose additional regulatory obligations on our industry. Among these possible actions is potential governmental regulation of the amount and level of fees charged by investment advisers, which could result in further downward pressure on investment advisory fees. These regulatory proposals, if enacted or adopted, could have a substantial impact on the operation of our businesses and could adversely affect our assets under management, revenues and profitability. In particular, new rules and regulations applicable to our businesses place greater regulatory compliance and administrative burdens on us. We may require additional staff and other resources to satisfy these obligations, which would increase our operating expenses.
      As previously disclosed in Nuveen’s Report on Form 10-K for 2004, the Company’s subsidiary Symphony Asset Management was advised in January 2005 that the SEC staff was reviewing performance fees paid by an unaffiliated family of mutual funds to the sub-advisers of such funds. Symphony had served as a sub-advisor to one of the funds in this unaffiliated fund family (the “Fund”) from 1995 to May 2001, prior to the Company’s acquisition of Symphony in July 2001. Although the SEC staff acknowledged that it was not investigating Symphony and was not claiming that Symphony had done anything wrong, it believed that Symphony may have been overpaid by the Fund, based on incorrect fee calculations made by the unaffiliated advisor to the Fund.
      In response, Symphony retained outside counsel to represent it in this matter and reviewed the facts surrounding the fee calculations as well as the terms of the agreements among Symphony, the Fund and the adviser to the Fund. At the time the sub-advisory agreement was entered into, Symphony received representations from the Fund and the adviser to the Fund that the performance fee arrangements complied with legal requirements.
      At the end of March 2005, after discussions with legal representatives of Symphony and the other sub-advisors to the fund family, the SEC staff told us that it plans to defer to the Board of Directors of the Fund to review the situation and reach a reasonable settlement with the various sub-advisors, including Symphony. Based on this information, we do not expect that the completion of this review process with the Board of Directors of the Fund will result in any material liability for the Company.
Our revenues will decrease if our investment advisory contracts are terminated.
      A substantial portion of our revenues are derived from investment advisory agreements. Our investment advisory agreements with registered fund clients are approved initially by the sole fund shareholder and their continuance must be approved annually by the trustees of the respective funds, including a majority of the trustees who are not “interested persons” of our relevant advisory subsidiary or the fund, as defined in the Investment Company Act of 1940, as amended, to which we refer as the “Investment Company Act.” Amendments to these agreements typically must be approved by funds’ boards of trustees and, if material, by the shareholders. Each agreement may be terminated without penalty by either party upon 60 days written notice. In addition, under the Investment Company Act, each of the investment advisory agreements of our advisory subsidiaries with registered fund clients would terminate automatically upon its assignment (as defined in the Investment Company Act). Our investment advisory agreements with advisory clients other than registered fund clients generally provide that they can be terminated without penalty upon written notice by either party within any specified period. Under the provisions of the Investment Advisers Act of 1940, as amended, to which we refer as the “Investment Advisers Act,” those investment advisory agreements may not be assigned without the client’s consent. The term “assignment” is broadly defined under the Investment Company Act and the Investment Advisers Act to include any direct or indirect transfer of the contract or of a controlling block of the adviser’s stock by a security holder. The termination of all or a portion of the investment advisory agreements, for any reason, could have a material adverse effect on our business and results of operations.
Failure to comply with client contractual requirements and/or guidelines could result in damage awards against us and loss of revenues due to client terminations, both of which could cause our earnings or stock price to decline.
      When clients retain us to manage assets or provide products or services on their behalf, they specify guidelines or contractual requirements that we are required to observe in the provision of our services. A failure to comply with these guidelines or contractual requirements could result in damage to our reputation or to the client seeking to recover losses from us, reducing its assets under investment or risk management, or terminating its contract with us, any of which could cause our earnings or stock price to decline.
We may continue to acquire other companies, and the expected benefits of such acquisitions may not materialize.
      Acquisitions of complementary businesses and development of strategic alliances have been and may continue to be an active part of our overall business strategy. Services, key personnel or businesses of acquired companies may not be effectively assimilated into our business or service offerings and our alliances may not be successful. Moreover, we may be unable to retain the clients of the companies we acquire, or achieve expected cost reductions or economies of scale.
Risks relating to this offering and the related transactions
Certain related transactions with the Selling Stockholder have resulted in our transition from a company controlled by the Selling Stockholder to a fully independent company, which may result in additional costs.
      As a result of the completion and stock settlement of the related transactions described under “Selling Stockholder — Related Transactions”, we have ceased to be controlled by the Selling Stockholder. As a result of ceasing to be a controlled company under the New York Stock Exchange rules, we will need to comply with additional aspects of the corporate governance listing standards of the New York Stock Exchange within a year of the time when the Selling Stockholder ceased to control us, which may result in our incurring additional costs.
This offering and the related transactions may affect the market for Nuveen Class A common stock for some period of time.
      No prediction can be made about the effect, if any, of this offering and of the related transactions described under “Selling Stockholder—Related Transactions” on the market price for Nuveen Class A common stock. Sales or distributions of substantial amounts of Nuveen Class A common stock, or the perception that such sales or distributions or other strategic alternatives may occur, could adversely affect prevailing market prices for Nuveen Class A common stock.
The offering of 2007 Securities and 2008 Securities may affect the near-term market for Nuveen Class A common stock.
      The markets for the 2007 Securities or 2008 Securities described under “Selling Stockholder — Related Transactions” may influence the market for Nuveen Class A common stock. For example, the price of Nuveen Class A common stock could become more volatile and could be depressed by investors’ anticipation of the potential distribution into the market of substantial additional amounts of Nuveen Class A common stock at the maturity of the 2007 Securities or 2008 Securities, by possible sales of Nuveen Class A common stock by investors who view the 2007 Securities or 2008 Securities as a more attractive means of equity participation in Nuveen and by hedging or arbitrage trading activity that may develop involving the 2007 Securities or 2008 Securities and Nuveen Class A common stock.
Hedging and trading activity by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated and their respective affiliates could potentially affect the value of the Nuveen Class A common stock.
      It is expected that Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, and their respective affiliates, will carry out hedging activities related to the 2007 Securities and 2008 Securities, including purchasing, selling, swapping and short selling in the public market and selling or purchasing forwards, and borrowing shares. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated and their respective affiliates also trade Nuveen Class A common stock and other financial instruments related to Nuveen Class A common stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities during the two and a half year term of the 2007 Securities or the three and a half year term of the 2008 Securities could potentially affect the price of the Nuveen Class A common stock. We cannot predict the nature or extent of such activity or its effect on the market price of shares of Nuveen Class A common stock.
Anti-takeover provisions in our restated certificate of incorporation could adversely affect the market for Nuveen Class A common stock.
      Our Restated Certificate of Incorporation and Delaware law contain certain provisions that have the effect of deterring an unsolicited acquisition of us. For example, under our Restated Certificate of Incorporation, no person or group deemed to be the beneficial owner of shares of Nuveen Class A common stock, irrespective of the number of shares held, will be entitled to vote more than 20% of the total number of outstanding shares of Nuveen Class A common stock on matters submitted to shareholder voting. Thus, a hypothetical holder of 40% of the Nuveen Class A common stock would have the right to vote 25% of the Nuveen Class A common stock (20% of the 80% of the Nuveen Class A common stock entitled to vote). Also, our restated certificate of incorporation may delay or prevent a merger or acquisition that a stockholder may consider favorable by permitting our board of directors to issue one or more series of preferred stock. In addition, provisions of our restated certificate of incorporation and the Delaware General Corporation Law restrict certain business combinations with interested stockholders. See “Capital Stock” in the accompanying prospectus. These provisions and the assignment restrictions in our investment advisory agreements described under “Risks relating to our business—Our revenues will decrease if our investment advisory contracts are terminated” may act to discourage acquisition proposals or delay or prevent a change in control or management, which could adversely our stock price.

Nuveen incurred indebtedness in connection with certain related transactions, which will increase the costs of its borrowing and may make it more difficult to raise additional capital in the future.
      As a result of indebtedness incurred in connection with the stock repurchase transaction and the stock repurchase forward transaction described under “Selling Stockholder—Related Transactions”, as well as in connection with the repayment of our then-outstanding $300 million of senior notes due September 19, 2008, we currently have $710 million in outstanding debt under our revolving credit agreement. This has resulted in a significant increase in leverage compared to our capital structure prior to such incurrence, which will increase our borrowing costs and could adversely affect our ability to raise additional capital in the future.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
      This prospectus supplement, the accompanying prospectus and the SEC filings that are incorporated by reference into the accompanying prospectus contain “forward-looking statements” within the meaning of the securities laws. These forward-looking statements include, but are not limited to, statements relating to our anticipated financial performance, business prospects, new developments, new merchandising strategies and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “may,” “plans,” “projects,” “seeks,” “will,” “would,” or similar expressions. We have based these forward-looking statements on our current expectations and projections about future events, based on the information currently available to us. For those statements, we claim the protection of the safe harbors for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions, including those described in the documents incorporated herein by reference, that may affect the operations, performance, development and results of our business. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this prospectus supplement.
      Risks, uncertainties and other factors that pertain to our business and the effects of which may cause our assets under management, earnings, revenues, profit margins, and/or our stock price to decline include:

•	the effects of the substantial competition that we, like all market participants, face in the investment management business, including competition for continued access to the brokerage firms’ retail distribution systems and “wrap fee” managed account programs where the loss of such access would cause a resulting loss of assets;

•	our inability to access third-party distribution channels to market our products;

•	the adverse effects of declines in securities markets on our assets under management and future offerings;

•	a decline in the market for closed-end mutual funds;

•	the adverse effects of increases in interest rates from their present levels on the net asset value of our assets under management that are invested in fixed-income securities and the magnifying effect such increases in interest rates may have on our leveraged closed-end exchange-traded funds;

•	the adverse effects of poor investment performance by our managers or declining markets resulting in redemptions, loss of clients and declines in asset values;

•	our failure to comply with contractual requirements and/or guidelines in our client relationships, which could result in losses that the client could seek to recover from us and in the client withdrawing its assets from our management;

•	the competitive pressures on the management fees we charge;

•	our failure to comply with various government regulations such as the Investment Advisers Act and the Investment Company Act of 1940, and other federal and state securities laws that impose, or may in the future impose, numerous obligations on investment advisers and managed funds and accounts and the Securities Exchange Act of 1934, as amended, to which we refer as the “Exchange Act”, and other federal and state securities laws and the rules of the NASD that impose, or may in the future impose, numerous obligations on our broker-dealer, Nuveen Investments, LLC, where the failure to comply with such requirements could cause the SEC or other regulatory authorities to institute proceedings against our investment advisers and/or broker-dealer and impose sanctions ranging from censure and fines to termination of an investment adviser or broker dealer’s registration and otherwise prohibiting an adviser from serving as an adviser;

•	our reliance on revenues from investment management contracts that are subject to annual renewal by the independent board of trustees overseeing the related funds according to their terms;

•	the loss of key employees that could lead to loss of assets;

•	burdensome regulatory developments brought in response to perceived industry-wide regulatory violations, including possible government regulation of the amount and level of fees charged by investment advisers;

•	the failure to realize the benefits of any future acquisitions;

•	the impact of recent accounting pronouncements;

•	the effect of increased leverage on us as a result of our incurring indebtedness in connection with the stock repurchase transaction and the stock repurchase forward transaction;

•	any risk that this offering will not be completed as anticipated; and

•	unforeseen developments in litigation involving us or the securities industry.

      We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement may not occur.

SELLING STOCKHOLDER
Selling Stockholder
      The following table sets forth certain information regarding the Nuveen common stock held by the Selling Stockholder and its subsidiaries as of August 4, 2005. The Selling Stockholder holds 3,389,500 shares of Nuveen Class B common stock, which are convertible on a one-to-one basis into Nuveen Class A common stock, and a subsidiary of the Selling Stockholder holds 81,510 shares of Nuveen Class A common stock. The Selling Stockholder has exercised its right to convert 3,389,500 shares of Nuveen Class B common stock into an equal number of shares of Nuveen Class A common stock.

Number of Shares
	of Nuveen Class B			Number of Shares
	Common Stock			of Nuveen Common
	Convertible into			Stock Beneficially
	Nuveen Class A		Number of	Owned After this
	Common Stock		Shares of	Offering, the Stock
	and Nuveen		Nuveen	Settlement of the
	Class A Common		Class A	Forward Sale
	Stock Beneficially		Common Stock	Agreements and the
	Owned Prior to		Being Offered	Stock Repurchase
Selling Stockholder	this Offering		in this Offering	Forward Transaction

The St. Paul Travelers Companies, Inc.	3,471,010	(1)	3,471,010	0

(1)	3,389,500 of such shares are held by The St. Paul Travelers Companies, Inc., and 81,510 of such shares are held by The St. Paul Travelers Companies, Inc.’s wholly owned subsidiary, United States Fidelity and Guaranty Company.
Related Transactions
     April Secondary Offering
      In April, 2005 the Selling Stockholder completed a secondary offering of 39,850,571 shares of Nuveen Class A common stock it then held. We refer to this offering as the “April Secondary Offering”.
     Repurchase of Stock by the Company
      On April 12, 2005, concurrently with the closing of the April Secondary Offering, we purchased from the Selling Stockholder, and the Selling Stockholder sold to us, $200 million (or 6,064,281 shares) of Nuveen Class B common stock held by the Selling Stockholder. We also entered into a stock repurchase forward transaction with the Selling Stockholder in which we agreed to repurchase directly from the Selling Stockholder $400 million (or 12,128,562 shares) of Nuveen common stock on a forward basis on a date no later than December 23, 2005. The repurchase price per share is equal to the net proceeds per share that the Selling Stockholder received from the underwriters in the April Secondary Offering. The stock repurchase forward transaction was completed on July 28, 2005.

Forward Sale Contracts
      Concurrently with the April Secondary Offering, we understand that Merrill Lynch & Co., Inc. issued and sold $275,060,000 6.750% Mandatorily Exchangeable Securities due October 15, 2007, which we refer to as the 2007 Securities, and that Morgan Stanley issued and sold $275,060,000 5.875% Mandatorily Exchangeable Securities due October 15, 2008, which we refer to as the 2008 Securities. Each of the 2007 Securities and the 2008 Securities is a series of debt securities of Merrill Lynch & Co. Inc. and Morgan Stanley, respectively, that will be mandatorily exchanged upon maturity, which is scheduled to be October 15, 2007, in the case of the 2007 Securities, and October 15, 2008, in the case of the 2008 Securities, for between 6,741,397 and 8,090,000 shares of Nuveen Class A common stock, or the cash value thereof, based on the trading price of Nuveen Class A common stock over a 30 trading day period prior to the third business day immediately preceding the relevant maturity date. In connection with those offerings, the Selling Stockholder has advised us that it has entered into forward sale agreements with affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated. The Selling Stockholder will complete settlement of the forward sale agreements no later than August 31, 2005.

Nuveen’s Other Relationships with the Selling Stockholder
      From time to time, one or more of our registered investment advisers may manage assets for the Selling Stockholder or its affiliates (including its pension funds and/or insurance accounts) on arm’s length terms in a collective investment vehicle offered to others as well as the Selling Stockholder or in a separate account pursuant to a customary investment advisory agreement with the Selling Stockholder. As of June 30, 2005, we managed approximately $395 million in assets for the Selling Stockholder pursuant to these arrangements.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS
      Nuveen Class A common stock is traded on the New York Stock Exchange under the symbol “JNC.” The following table sets forth for the periods indicated the high and low sales prices per share of Nuveen Class A common stock on the New York Stock Exchange and the dividend information for these shares, based on published financial sources.

			Dividends
	High(1)	Low(1)	Paid(1)(2)

Fiscal 2002
First Quarter	$27.80	$24.95	$0.12
Second Quarter	31.05	25.70	0.12
Third Quarter	26.25	20.12	0.13
Fourth Quarter	27.67	20.80	0.13
Fiscal 2003
First Quarter	26.84	19.89	0.13
Second Quarter	28.16	22.10	0.13
Third Quarter	30.55	25.65	0.15
Fourth Quarter	29.03	25.07	0.15
Fiscal 2004
First Quarter	29.92	26.16	0.15
Second Quarter	28.27	23.88	0.18
Third Quarter	30.65	24.52	0.18
Fourth Quarter	39.50	29.55	0.18
Fiscal 2005
First Quarter	42.52	33.40	0.18
Second Quarter	37.81	33.00	0.18
Third Quarter (through August 4, 2005)	39.00	37.02	0.21	(3)

(1)	Price per share and dividend data have been adjusted to account for the 2-for-1 common stock dividend paid to shareholders of record on June 3, 2002.

(2)	Represents dividends per share declared with respect to the previous quarter and paid in the stated quarter.

(3)	Cash dividend has been declared but not paid. The dividend will be paid on September 15, 2005 to shareholders of record as of September 1, 2005.
      On August 4, 2005, the last sale price per share of Nuveen Class A common stock as reported on the New York Stock Exchange Composite Tape was $38.20.
      The trading prices of Nuveen Class A common stock are influenced by, among other things, our results of operations, financial condition, cash requirements and future prospects and by general economic, financial and other factors and market conditions. We cannot assure you that the prices of Nuveen Class A common stock will fall within the ranges shown in the table above in the future.
      Subject to certain rights of the Selling Stockholder included in our Restated Certificate of Incorporation and described in the accompanying prospectus in “Capital Stock”, our board of directors will determine the payment and amount of any future dividends on the basis of our earnings, capital requirements, financial condition and other relevant factors.

UNDERWRITING
      Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, Morgan Stanley & Co. Incorporated has agreed to purchase, and the Selling Stockholder has agreed to sell, all of the shares of Nuveen Class A common stock offered by this prospectus.
      The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares of Nuveen Class A common stock offered by this prospectus are subject to the satisfaction of certain legal and other conditions. The underwriter is obligated to take and pay for all of the shares of Nuveen Class A common stock offered by this prospectus supplement if any such shares are taken.
      The underwriter will initially offer the shares of Nuveen Class A common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement. After the initial offering of the shares of Nuveen Class A common stock, the offering price and other selling terms may from time to time be varied by the underwriter. The shares of Nuveen Class A common stock offered hereby are listed on The New York Stock Exchange.
      We estimate that our expenses for this offering, excluding underwriting discounts and commissions, will be approximately $50,000, which includes legal, accounting and printing costs and various other fees associated with registering the Nuveen Class A common stock. All offering expenses will be payable by the Selling Stockholder.
      Nuveen has agreed that, without the prior written consent of the underwriter, it will not, during the period ending 90 days after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock;

•	file or cause to be filed any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;
whether any such transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

•	the sale of shares of Nuveen Class A common stock offered hereby to the underwriter;

•	the grant by us of stock options, restricted stock or other awards pursuant to our benefit plans, or to new or prospective employees in the ordinary course of its business, provided that such options, restricted stock or awards do not become exercisable or vest during such 90-day period; or

•	the issuance by us of shares of Nuveen Class A common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement.
      In order to facilitate this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Nuveen Class A common stock. Specifically, the underwriter may sell more shares than it is obligated to purchase under the underwriting agreement, creating a short position. A short sale or position may be either “covered” or “naked.” A short sale is covered if the aggregate short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriter can close out a covered short sale by purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriter will consider, among other things, the open market price of shares. As an additional means of facilitating the offering, the underwriter may bid for, and purchase, shares of Nuveen Class A common stock in the open market to stabilize the price of the Nuveen Class A common stock. The underwriter may also reclaim selling concessions allowed to a dealer for distributing the Nuveen Class A common stock, if the underwriter repurchases previously distributed Nuveen Class A common stock to cover short positions or to stabilize the price of the Nuveen Class A common stock. These activities may raise or maintain the market price of the Nuveen Class A common stock above independent market levels or prevent or retard a decline in the market price of the Nuveen Class A common stock. The underwriter is not required to engage in these activities, and may end any of these activities at any time.
      Nuveen, the Selling Stockholder and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933.
Relationships with the Underwriter
      The underwriter and its affiliates have from time to time provided, and expect to provide in the future, investment banking, commercial banking and other financial services to us and our affiliates, as well as the Selling Stockholder, for which they have received and may continue to receive customary fees and commissions. As part of our ordinary course of business, we receive revenues related to our products sold by, and assets in clients’ accounts at, affiliates of the underwriter of this offering who distribute our products. Also as part of our ordinary course of business, affiliates of the underwriter act as managers or members of syndicates that underwrite offerings of our exchange-traded funds. Also, Morgan Stanley & Co. Incorporated was an underwriter of the 2007 Securities and 2008 Securities.
LEGAL MATTERS
      The validity of the shares of Nuveen Class A common stock offered hereby will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York, and for the underwriter by Davis Polk & Wardwell, New York, New York. Davis Polk & Wardwell has in the past, and continues to, provide certain legal services to the Selling Stockholder. Simpson Thacher & Bartlett LLP, New York, New York, has also provided legal advice to the Selling Stockholder in connection with this offering.
EXPERTS
      The consolidated balance sheets of Nuveen as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in common stockholders’ equity, and cash flows for each of the three years ended December 31, 2004, incorporated by reference in this prospectus supplement, have been so incorporated in reliance on the report of KPMG LLP, independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.
DOCUMENTS INCORPORATED BY REFERENCE
      The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and accompanying prospectus, except for any information superseded by information contained directly in this prospectus supplement or accompanying prospectus. This prospectus supplement and accompanying prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC.

1.	Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 3, 2005.

2.	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2005, filed on May 9, 2005, and for the quarter ended June 30, 2005, filed on August 4, 2005.

3.	Current Reports on Form 8-K filed on January 21, 2005; February 4, 2005; March 30, 2005; April 1, 2005; April 7, 2005; April 12, 2005; May 23, 2005; July 25, 2005; and August 4, 2005 (other than those portions furnished under Item 2.02 or 7.01).

4.	The description of our capital stock contained in our Registration Statement on Form 8-A, filed April 27, 1992, and any amendments or reports filed for the purpose of updating that description.
      All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until all of the securities offered pursuant to this prospectus supplement and the accompanying prospectus are sold are incorporated by reference into this prospectus supplement.

PROSPECTUS
$4,905,511,605
NUVEEN INVESTMENTS, INC.
CLASS A COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS
PURCHASE CONTRACTS
UNITS
        This prospectus relates to the sale by us of shares of our Class A common stock, par value $0.01 per share (“Nuveen Class A common stock”), preferred stock, debt securities, warrants, purchase contracts and units that we may offer from time to time. The aggregate initial offering price of all securities sold by Nuveen Investments, Inc. under this prospectus will not exceed $2,000,000,000.
      This prospectus also relates to the sale of up to 73,325,214 shares of Nuveen Class A common stock that The St. Paul Travelers Companies, Inc., whom we refer to in this document as the “Selling Stockholder,” may offer from time to time. The Nuveen Class A common stock being offered by the Selling Stockholder under this prospectus is currently held by the Selling Stockholder in the form of 73,325,214 shares of Class B common stock, par value $0.01 per share (“Nuveen Class B common stock”), of Nuveen. The shares of Nuveen Class B common stock are convertible on a one-to-one basis into shares of Nuveen Class A common stock. The Selling Stockholder will, if required, exercise its rights to convert shares of Nuveen Class B common stock into shares of Nuveen Class A common stock immediately prior to any sale or loan of the stock. Nuveen will not receive any proceeds from the sale of Nuveen Class A common stock by the Selling Stockholder.
      The securities being offered by this prospectus may be sold (directly, or through agents or dealers designated from time to time) from time to time on terms to be determined at the time of sale. The prices at which these securities may be sold will be determined by the prevailing market price for the shares or in negotiated transactions.
      Nuveen Class A common stock is quoted on the New York Stock Exchange under the symbol “JNC.” On March 17, 2005, the last reported sale price of Nuveen Class A common stock was $39.27 per share.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where such an offer or solicitation would be illegal.
The date of this prospectus is March 18, 2005

About This Prospectus
      This prospectus is part of a registration statement that we are filing with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell shares of Nuveen Class A common stock, shares of our preferred stock, debt securities, warrants, purchase contracts and units being offered under this prospectus in one or more offerings. Also, the Selling Stockholder may, from time to time, sell the shares of Nuveen Class A common stock being offered on its behalf under this prospectus in one or more offerings.
      As described under “Prospectus Summary— Recent Developments,” the Selling Stockholder and we recently announced that the Selling Stockholder intends to review its strategic alternatives with respect to its majority equity interest in us. Our filing of the registration statement of which this prospectus is part was made in conjunction with the Selling Stockholder’s review of its strategic alternatives, including a public offering or a sale to a third party.
      This prospectus provides you with a general description of the securities that we and the Selling Stockholder may offer. To the extent required, the type and amount of securities that we propose to sell, the number of shares of Nuveen Class A common stock to be sold by the Selling Stockholder, the purchase price, the public offering price, the names of any agent or dealer and any applicable commission or discount with respect to a particular offering, any risk factors applicable to the securities we or the Selling Stockholder propose to sell, and any other material information about the offering and sale of the securities will be set forth in an accompanying prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in the section “Where You Can Find More Information” on page 23.
      You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We and the Selling Stockholder are not offering securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

Cautionary Statement Concerning Forward-Looking Information
      This prospectus and the SEC filings that are incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of the securities laws. These forward-looking statements include, but are not limited to, statements relating to our anticipated financial performance, business prospects, new developments, new merchandising strategies and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “may,” “plans,” “projects,” “seeks,” “will,” “would,” or similar expressions. We have based these forward-looking statements on our current expectations and projections about future events, based on the information currently available to us. For those statements, we claim the protection of the safe harbors for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions, including those described in the documents incorporated herein by reference, that may affect the operations, performance, development and results of our business. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this prospectus.
      Risks, uncertainties and other factors that pertain to our business and the effects of which may cause our assets under management, earnings, revenues, profit margins, and/or our stock price to decline include:

•	the effects of the substantial competition that we, like all market participants, face in the investment management business, including competition for continued access to the brokerage firms’ retail distribution systems and “wrap fee” managed account programs where the loss of such access would cause a resulting loss of assets;

•	the adverse effects of declines in securities markets on our assets under management and future offerings;

•	the adverse effects of increases in interest rates from their present levels on the net asset value of our assets under management that are invested in fixed-income securities and the magnifying effect such increases in interest rates may have on our leveraged closed-end exchange-traded funds;

•	the adverse effects of poor investment performance by our managers or declining markets resulting in redemptions, loss of clients, and declines in asset values;

•	our failure to comply with contractual requirements and/or guidelines in our client relationships, which could result in losses that the client could seek to recover from us and in the client withdrawing its assets from our management;

•	the competitive pressures on the management fees we charge;

•	our failure to comply with various government regulations such as the Investment Advisers Act of 1940, as amended, and the Investment Company Act of 1940, as amended, and other federal and state securities laws that impose, or may in the future impose, numerous obligations on investment advisers and managed funds and accounts and the Securities Exchange Act of 1934, as amended, to which we refer as the “Exchange Act”, and other federal and state securities laws and the rules of the NASD Regulation, Inc. that impose, or may in the future impose, numerous obligations on our broker-dealer Nuveen Investments, LLC, where the failure to comply with such requirements could cause the SEC or other regulatory authorities to institute proceedings against our investment advisers and/or broker-dealer and impose sanctions ranging from censure and fines to termination of an investment adviser or broker dealer’s registration and otherwise prohibiting an adviser from serving as an adviser;

•	our reliance on revenues from investment management contracts that are subject to annual renewal by the independent board of trustees overseeing the related funds according to their terms;

•	the loss of key employees that could lead to loss of assets;

•	burdensome regulatory developments brought in response to perceived industry-wide regulatory violations, including possible government regulation of the amount and level of fees charged by investment advisers;

•	the impact of recent accounting pronouncements; and

•	unforeseen developments in litigation involving us or the securities industry.
      We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

Prospectus Summary
      This summary highlights selected information from this prospectus and may not contain all the information that may be important to you. To understand the terms of the securities being offered by this prospectus, you should read this entire prospectus and the documents identified under the caption “Where You Can Find More Information.” In this prospectus, the terms “Nuveen,” the “Company,” “we” and “our” refer to Nuveen Investments, Inc. and its consolidated subsidiaries.
Nuveen Investments, Inc.
      Nuveen Investments, Inc. is a leading provider of diversified investment services for high net worth and institutional investors served by financial advisors. Nuveen’s asset management capabilities are marketed through four distinct brands, each with an independent investment team and area of expertise: Nuveen, focused on fixed-income investments; NWQ, specializing in value-style equities; Rittenhouse, dedicated to conservative growth-style equities; and Symphony, with expertise in alternative investment portfolios.
      We were incorporated in the State of Delaware on March 23, 1992, as a wholly-owned subsidiary of the Selling Stockholder. John Nuveen & Co. Incorporated, the predecessor of the Company (now named Nuveen Investments, LLC), had been a wholly-owned subsidiary of the Selling Stockholder since 1974. During 1992, the Selling Stockholder sold a portion of its ownership interest in the Company through a public offering. As of the date of this prospectus, the Selling Stockholder owns approximately 78% of our outstanding voting securities.
      Our principal executive offices are located at 333 West Wacker Drive, Chicago, IL, 60606. Our telephone number at that address is (312) 917-7700.
Recent Developments
      On January 31, 2005, we and the Selling Stockholder announced that the Selling Stockholder intended to review its strategic alternatives with respect to its majority equity interest in us. We and the Selling Stockholder also indicated that our respective managements will work closely in this process. Our filing of the registration statement of which this prospectus is part was made in conjunction with the Selling Stockholder’s review of its strategic alternatives, including a public offering or a sale to a third party.
The Offering(s)

Nuveen securities being offered by us	Nuveen Class A common stock, preferred stock, debt securities, warrants, purchase contracts and units, in an aggregate initial offering price not to exceed $2,000,000,000.

Nuveen Class A common stock being offered by the Selling Stockholder	Up to 73,325,214 shares.

Nuveen capital stock authorized and outstanding	As of January 31, 2005, our authorized capital stock consisted of 160,000,000 shares of Nuveen Class A common stock, of which 20,281,069 shares were outstanding, 80,000,000 shares of Nuveen Class B common stock, of which 73,325,214 shares were outstanding and 5,000,000 shares of preferred stock, par value $.01 per share, of which no shares were outstanding.

Use of proceeds	Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds we receive from any sales of securities by us under this prospectus for general corporate purposes. Nuveen will not receive any proceeds from the sale of Nuveen Class A common stock by the Selling Stockholder.

Transfer Agent	The Bank of New York

New York Stock Exchange symbol for Nuveen Class A common stock	JNC

Use of Proceeds
      Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds we receive from any sales of securities by us under this prospectus for general corporate purposes. We will not receive any proceeds from the sale of Nuveen Class A common stock by the Selling Stockholder.
Ratio of Earnings to Fixed Charges
      The following table sets forth our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred stock dividend requirements for the periods indicated:

	Year Ended December 31,

	2004		2003		2002		2001		2000

Ratio of earnings to fixed charges(1)	16.72	x	21.20	x	25.05	x	28.47	x	30.66	x
Ratio of earnings to combined fixed charges and preferred stock dividend requirements(1)	16.72	x	21.20	x	24.62	x	24.07	x	22.03	x

(1)	For this purpose, “earnings” means net income before (a) taxes, (b) adjustment for minority interest of $1,077,000 in 2003 and $1,875,000 in 2004, (c) interest expense and amortization of debt issuance costs on all indebtedness, and (d) interest portion of rental expense. For this purpose, “fixed charges” means interest expense and amortization of debt issuance costs on all indebtedness, and interest portion of rental expense.
      Effective April 1, 2004, we began recognizing expense for stock-based compensation using the fair value based method of accounting described in Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” as amended. We have chosen the retroactive restatement method described in SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” which amended SFAS No. 123. As a result, financial information for all prior periods presented above have been restated to reflect the salaries and employee benefits expense that would have been recognized had the recognition provisions of SFAS No. 123 been applied from its original effective date.
Selling Stockholder
Selling Stockholder
      The following table sets forth certain information regarding the Nuveen common stock held by the Selling Stockholder as of January 31, 2005. All of the Nuveen common stock held by the Selling Stockholder is Nuveen Class B common stock, which is convertible on a one-to-one basis into Nuveen Class A common stock. The Selling Stockholder will, if required, exercise its rights to convert shares of Nuveen Class B common stock into shares of Nuveen Class A common stock immediately prior to any sale or loan of the stock.
      Shares of Nuveen Class A common stock being offered under this prospectus may be offered for the account of the Selling Stockholder.

Number of Shares of
	Nuveen Class B		Number of Shares of
	common stock		Nuveen Class A
	convertible into		common stock or
	Nuveen Class A	Number of Shares of	Nuveen Class B
	common stock	Nuveen Class A	common stock
	Beneficially Owned	common stock Being	Beneficially Owned
Selling Stockholder	Prior to the Offering	Offered	After the Offering

The St. Paul Travelers Companies, Inc.	73,325,214*	up to 73,325,214	**

*	60,999,414 of such shares are beneficially owned by The St. Paul Travelers Companies, Inc., and 12,325,800 of such shares are beneficially owned by The St. Paul Travelers Companies, Inc.’s wholly owned subsidiary, The St. Paul Fire and Marine Insurance Company.

**	Because the Selling Stockholder may sell all or a portion of the Nuveen Class A common stock that is being offered pursuant to this prospectus, the number of shares of Nuveen Class A common stock or Nuveen Class B common stock that will be owned by the Selling Stockholder upon termination of this offering cannot be determined at this time.
      We and the Selling Stockholder are parties to a registration rights agreement under which we granted registration rights relating to the Nuveen Class A common stock being offered under this prospectus. Pursuant to that registration rights agreement, we have filed a registration statement on Form S-3 with the SEC on March 3, 2005, of which this prospectus forms a part, with respect to the sale of the Nuveen Class A common stock and the other securities subject to this prospectus from time to time under Rule 415 under the Securities Act of 1933, as amended, to which we refer as the “Securities Act”. The Selling Stockholder may offer Nuveen Class A common stock under this prospectus for sale from time to time. Because the Selling Stockholder may dispose of all or a portion of its Nuveen Class A common stock, we cannot estimate the number of shares of Nuveen Class A common stock that will be held by the Selling Stockholder upon the termination of any such disposition. In addition, the Selling Stockholder may sell, transfer or otherwise dispose of a portion of the Nuveen Class A common stock being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act. The Selling Stockholder may also sell its shares through various arrangements involving mandatorily or optionally exchangeable securities, forward sale agreements, derivative or hedging transactions, or other arrangements described in the applicable prospectus supplement, and this prospectus may be delivered in conjunction with those sales. See “Plan of Distribution.”
Nuveen’s Relationships with the Selling Stockholder
      We have an existing $250 million revolving loan agreement with the Selling Stockholder under which no borrowings are currently outstanding. This loan facility has no scheduled expiration date; however, any borrowings thereunder are required to be repaid within 30 days of a demand by the Selling Stockholder and carry a floating interest rate of one month USD LIBOR plus margin of up to 0.25%.
      From time to time, one or more of our registered investment advisers may manage assets for the Selling Stockholder or its affiliates (including its pension funds and/or insurance accounts) on arm’s length terms in a collective investment vehicle offered to others as well as the Selling Stockholder or in a separate account pursuant to a customary investment advisory agreement with the Selling Stockholder. As of December 31, 2004, we managed approximately $160 million in assets for the Selling Stockholder pursuant to these arrangements.
Description of Securities
      The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be complete. This prospectus and the applicable prospectus supplement will contain the material terms and conditions of each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.
Capital Stock
      As of January 31, 2005, our authorized capital stock consisted of 160,000,000 shares of Nuveen Class A common stock, of which 20,281,069 shares were outstanding, 80,000,000 shares of Nuveen Class B common stock, of which 73,325,214 shares were outstanding and 5,000,000 shares of preferred stock, par value $.01 per share, of which no shares were outstanding.

Preferred Stock
      Shares of our preferred stock may be issued from time to time in one or more series. Our restated certificate of incorporation, to which we refer as the “Certificate”, provides that we may issue preferred stock only if our board of directors has first determined in connection with the issuance that the purpose of the issuance is to finance our and our subsidiaries’ continuing business and operations, to finance extensions or expansions of such business and operations, or to acquire other business organizations, or in connection with our and our subsidiaries’ employee benefit or compensation plans, or for purposes of raising capital in connection with any of the foregoing purposes. Also, our board of directors, in connection with each issuance of preferred stock, must make a determination as to the desirability and appropriateness of the issuance. In addition, for so long as the holders of Nuveen Class B common stock are entitled to nominate and elect at least one member of our board of directors, no preferred stock may be issued without the unanimous vote of the directors elected by the holders of the Nuveen Class B common stock, to which we refer as the “Class B Directors,” or the unanimous written consent of the holders of the Nuveen Class B common stock.
      Pursuant to the Certificate, our board of directors is authorized, without stockholder approval, to fix dividend rights and terms, rights and terms of redemption (including sinking fund provisions), liquidation preferences and any other rights, preferences, privilege and restrictions of any series of preferred stock and the number of shares constituting such series and designations thereof. The Certificate also provides that our board of directors may fix voting rights (except that if voting rights attach to such shares, each such share shall entitle its holder to cast no more than one vote per share on matters submitted to stockholder voting) and terms of conversion or exchange (subject to the limitations that shares may only be converted into or exchanged for shares of Nuveen Class A common stock or non-voting securities of the Company, and that if shares are convertible or exchangeable into Nuveen Class A common stock, the total number of shares of preferred stock issued and outstanding at any one time shall be convertible or exchangeable for no more than an aggregate of 5,000,000 shares of Nuveen Class A common stock, adjusted for certain changes in the outstanding common stock).
Common Stock

General
      Our common stock is neither redeemable nor convertible (except that Nuveen Class B common stock may be converted into Nuveen Class A common stock as described below) and the holders of common stock have no preemptive rights to purchase any securities of the Company. In the event of liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to any prior claims of holders of preferred stock.

Dividend Rights
      Holders of common stock are entitled to receive ratably the dividends that may be lawfully declared by our board of directors and paid by us. The Certificate provides that our board of directors shall not declare any dividend or distribution, other than a regular quarterly cash dividend, on any shares of capital stock without the unanimous approval of the Class B Directors or the holders of Nuveen Class B common stock. In the event that any dividend or distribution is payable in our common stock, including distributions pursuant to stock splits or divisions of stock, only shares of Nuveen Class A common stock will be distributed with respect to Nuveen Class A common stock and only shares of Nuveen Class B common stock will be distributed with respect to Nuveen Class B common stock.

Voting Rights
      Shares of Nuveen Class A common stock are entitled to one vote per share (except as limited by the 20% restriction described below), and holders of the Class B common stock are entitled to one vote per share, on all matters submitted to a vote of holders of the common stock. The Nuveen Class A common stock and the Nuveen Class B common stock vote together as a single class on all matters except as provided under “Board of Directors” and where Delaware law requires separate class voting, as would be the case, for example, with regard to amendments to the Certificate that could be deemed to have an adverse effect on the rights of holders of either class of common stock. Generally, matters such as merger or consolidation proposals would not require separate class voting, and could be approved by holders of the Nuveen Class A common stock and Nuveen Class B common stock voting together as a single class.
      Under the provisions of the Certificate, no person or group (as defined in the Certificate) deemed to be the beneficial owner (as defined in the Certificate) of shares of Nuveen Class A common stock, irrespective of the number of shares held, will be entitled to vote more than 20% of the total number of outstanding shares of Nuveen Class A common stock on matters submitted to shareholder voting, and the remaining shares of Nuveen Class A common stock beneficially owned by that person or group will be deducted from the total number of shares of Nuveen Class A common stock deemed to be outstanding for purposes of determining the proportion of common stock necessary to constitute a quorum or required to approve a matter submitted for shareholder voting. Thus, as an example, a holder of 40% of the Nuveen Class A common stock will have the right to vote 25% of the Nuveen Class A common stock (20% of the 80% of the Nuveen Class A common stock entitled to vote). In the case of a group, the votes of individual members of the group will be reduced ratably for purposes of determining which shares of Nuveen Class A common stock shall be voted so that the group shall have in the aggregate the right to vote not more than 20% of the shares of Nuveen Class A common stock. Shares are determined to be “beneficially owned” by persons who, among other relationships, are relatives of the record holder of such shares, or who own 10% of the equity securities of any corporate record holder of shares, or who have an agreement or arrangement with the record holder regarding the acquisition, disposition or voting of such shares (we refer to these persons collectively as “Associates”). A “group”, when used to indicate those additional persons whose shares of Nuveen Class A common stock are beneficially owned by a person, includes the person, any Associate of the person, any additional person whose stock is beneficially owned by the person or the Associate of the person, and all persons that jointly file a statement of beneficial ownership pursuant to Section 13(d) of the Exchange Act, irrespective of any disclaimers of beneficial ownership. An exception to this definition of group is that any qualified savings, profit sharing, stock bonus or employee stock ownership plan which holds shares of Nuveen Class A common stock on behalf of participating employees of the Company, and provides the employees with the right to instruct the trustee how to vote the shares with respect to all matters submitted to stockholders for voting, is not be deemed to be a “group” and the participating employees are not be deemed to be a “group” solely because of their participation in the plan. The 20% limitation could be deemed to have an anti-takeover effect and to make changes in management more difficult.
      The Certificate provides that “Business Transactions” (which is defined in the Certificate as certain mergers, acquisitions and asset sales) between us and a “Related Person” (which is defined in the Certificate as a stockholder beneficially owning not less than 10% of the outstanding common stock other than a holder of Nuveen Class B common stock) must either

•	receive approval of our board of directors as presently constituted, with any additional persons as present members may nominate or elect, or

•	receive the affirmative vote of not less than 85% of the outstanding common stock (without regard to the 20% voting limitation described in the preceding paragraph).
The 85% voting requirement may be reduced to the majority vote of the outstanding shares of common stock required by Delaware corporate law if

•	the Business Transaction is a merger, consolidation or sale of all or substantially all of our assets,

•	the Related Person is willing to pay our stockholders the highest price the Related Person paid for any common stock while a Related Person, and

•	the Related Person complies with other provisions to protect stockholders set forth in the Certificate, including not causing any material change in our business or our capital structure and not receiving certain financial benefits from us other than proportionate benefits as a stockholder.

Conversion of Nuveen Class B common stock
      The Certificate provides that the shares of Nuveen Class B common stock may be converted into shares of Nuveen Class A common stock at any time by the holder thereof at the rate of one share of Nuveen Class A common stock for each share of Nuveen Class B common stock so converted, and are nontransferable

(except between the holder and a wholly-owned subsidiary of the holder or a company that has a 100% beneficial interest in the holder) unless first converted. Shares of Nuveen Class B common stock that are not transferred in compliance with the Certificate’s restrictions on transfer will be automatically converted into shares of Nuveen Class A common stock upon transfer. The Certificate also provides that on the first date on which the number of outstanding shares of Nuveen Class B common stock constitutes 10% or less of the aggregate number of outstanding shares of common stock, all of the outstanding shares of Nuveen Class B common stock shall be automatically converted into shares of Nuveen Class A common stock at the rate of one share of Nuveen Class A common stock for each share of Nuveen Class B common stock.

Board of Directors
      The Certificate provides that the number of members of our board of directors shall be fixed from time to time by or as set forth in our by-laws, except that for so long as any Nuveen Class B common stock is outstanding the number of directors shall not be less than ten and no proposed change to the number of members of our board of directors may take effect without the unanimous consent of the Class B Directors or the unanimous approval of the holders of the Nuveen Class B common stock. Our board of directors shall be nominated and elected every year as a single class for so long as the Nuveen Class B common stock is entitled to nominate and elect four Class B Directors. If at any time the Nuveen Class B common stock is not entitled to nominate and elect four Class B Directors, our board of directors shall be divided into three classes with terms of three years (except in the case of the Class B Directors who shall serve for one year terms), the terms of approximately one-third of the directors (other than the Class B Directors) expiring each year.
      For so long as the Nuveen Class B common stock is entitled to nominate and elect four Class B Directors, directors may be removed from office for any reason by the affirmative vote of the holders of a majority of the then outstanding shares of common stock entitled to vote, voting together as a single class. Exceptions to this are that Class B Directors may only be removed from office without cause by the affirmative vote of 80% of the then outstanding shares of Nuveen Class B common stock, and Class B Directors may only be removed from office with cause by the affirmative vote of 80% of the then outstanding shares of common stock entitled to vote, voting together as a single class. Once our board of directors has been divided into three classes, directors may be removed from office only for cause and only by the affirmative vote of the holders of 80% of the then outstanding shares of common stock, voting together as a single class. An exception to this is that any remaining Class B Directors may be removed from office without cause by the affirmative vote of 80% of the then outstanding shares of Nuveen Class B common stock.
      These provisions may have the effect of making it more difficult to change the composition of our board of directors.
      Holders of the Nuveen Class B common stock are entitled to nominate and elect

•	four board members for so long as the Nuveen Class B common stock represents at least 20% of all outstanding shares of common stock,

•	two board members for so long as the Nuveen Class B common stock represents at least 15% but less than 20% of all outstanding shares of common stock and

•	one board member for so long as the Nuveen Class B common stock represents less than 15% but greater than 10% of all outstanding shares of common stock.
      The Certificate provides that for so long as the Nuveen Class B common stock is entitled to nominate and elect at least one board member, the unanimous vote of Class B Directors is required to approve any issuance of preferred stock. Also, for so long as the Nuveen Class B common stock is entitled to nominate and elect four board members, the unanimous vote of Class B Directors is required to approve any new issuance of the Nuveen Class A common stock, except in connection with the issuance of shares upon the conversion of shares of Nuveen Class B common stock, and shares issued in connection with employee compensation plans approved by our board of directors.

Amendment of By-laws and Certificate of Incorporation
      The Certificate provides that our board of directors is authorized to adopt, amend or repeal our by-laws. However, for so long as the holders of Nuveen Class B common stock are entitled to nominate and elect at least one Class B Director, no change to our by-laws by our board of directors may take effect unless unanimously approved by the Class B Directors or the holders of the Nuveen Class B common stock. Also, for so long as holders of Nuveen Class B common stock are entitled to elect at least one Class B Director, no change to our by-laws submitted to stockholders for approval may take effect without the unanimous approval of the holders of the Nuveen Class B common stock. In addition, from and after the first date on which the number of outstanding shares of Nuveen Class B common stock constitutes 49.9% or less of the aggregate number of outstanding shares of common stock, any change to our by-laws by the stockholders requires the approval of the holders of at least 80% of the common stock entitled to vote, voting together as a single class.
      The Certificate provides that it may only be amended with the unanimous written consent of the holders of the Nuveen Class B common stock or approval of the Class B Directors for so long as the holders of the Nuveen Class B common stock are entitled to elect at least one Class B Director. In addition, from and after the first date on which the number of outstanding shares of Nuveen Class B common stock constitutes 49.9% or less of the aggregate number of outstanding shares of common stock, certain provisions of the Certificate (including the restrictions on issuance of preferred stock, conversion of Nuveen Class B common stock, the 20% voting limitation with respect to the Nuveen Class A common stock and amendments to our by-laws and the Certificate) may only be amended by the affirmative vote of holders of 80% of the common stock entitled to vote, voting together as a single class.
      These provisions could be deemed to have an anti-takeover effect and to make changes in management more difficult.

Transfer Agent and Registrar
      The Bank of New York is the transfer agent, registrar and dividend disbursing agent for Nuveen Class A common stock.
Debt Securities
      We may issue debt securities under one or more indentures between us and a trustee chosen by us that is qualified to act as such under the Trust Indenture Act. The indentures may be amended or supplemented from time to time and are governed by the Trust Indenture Act. The prospectus supplement for each series of debt securities will state the name of the trustee for such series.
      The following is a summary of the material provisions of the indentures. It does not restate the indentures entirely and is qualified by reference to the indentures and any supplements thereto. We urge you to read the indentures and any supplements thereto. We will file the indentures and any supplements thereto as exhibits to the registration statement of which this prospectus is a part, and you may inspect them at the office of the trustee, or as described under the heading “Where You Can Find More Information”. References below to an “indenture” are references to the applicable indenture under which a particular series of debt securities is issued.
Terms of the Debt Securities
      Our debt securities will be secured or unsecured obligations. We may issue them in one or more series. The indenture does not limit the aggregate amount of debt securities that may be issued under it. Authorizing resolutions or a supplemental indenture will set forth the specific terms of each series of debt securities. The prospectus supplement for each series of debt securities will describe:

•	the title of the debt securities, and whether the debt securities are senior, senior subordinated or subordinated debt securities;

•	the aggregate principal amount of the debt securities and any limit on the aggregate principal amount of the series of debt securities;

•	the date or dates on which principal of or premium on the debt securities will be payable;

•	the rate or rates at which the debt securities will bear any interest, as well as the dates from which interest will accrue, the dates on which interest will be payable, the method for calculating the interest rate and the record date for the interest payable on any payment date;

•	the place or places where principal, and any premium and interest, on the debt securities will be payable and where the debt securities which are in registered form can be presented for registration of transfer or exchange; and the identification of any depositary or depositaries for any global debt securities;

•	any provisions regarding our right to redeem or purchase the debt securities or the right of holders to require us to redeem or purchase the debt securities;

•	any provisions requiring or permitting us to make payments to a sinking fund to be used to purchase or redeem the debt securities;

•	any restrictions upon our ability to incur additional debt;

•	the denominations in which the debt securities are issuable;

•	the currency or currencies in which principal and interest will be payable, if other than United States dollars;

•	any United States income tax consequences;

•	any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default or covenants or other provisions set forth in the indenture;

•	whether and upon what terms the debt securities may be defeased if different from the provisions set forth in the indenture;

•	the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

•	the nature and terms of the security for any secured debt securities;

•	the specific terms and conditions, if any, upon which the debt securities may be subordinated to our other indebtedness;

•	any listing on a securities exchange;

•	any right or obligation of holders of the debt securities to convert them into or exchange them for Nuveen Class A common stock or our preferred stock or other securities issued by us or third parties and the terms of any such conversion or exchange; and

•	any other material terms of the debt securities, which may be in addition to or different from the terms set forth in the indenture and this prospectus.
Events of Default and Remedies
      An event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture as being:

•	our default in payment when due of the principal of or any premium on any of the debt securities of that series;

•	our default for 30 days in payment of any installment of interest or sinking fund payment on any debt security of that series;

•	default by us in the observance or performance of certain covenants in the indenture or applicable supplemental indenture relating to that series and, with respect to certain of those covenants, we have not cured such default after 60 days’ notice;

•	certain events involving our bankruptcy, insolvency or reorganization; and

•	any additional events of default set forth in the prospectus supplement applicable to that series of debt securities.

      The trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal or any premium or interest with respect to that series of debt securities, if the trustee considers it in the interest of the holders of the series of debt securities to do so.
      If certain events involving bankruptcy, insolvency or reorganization occur, all amounts of principal and interest due to the holders of our debt securities will become immediately due and payable. If any other event of default has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of that series of debt securities then outstanding may declare the principal of all the debt securities of that series to be due and payable immediately, together with all accrued and unpaid interest and premium, if any. However, the holders of a majority in principal amount of the debt securities of that series then outstanding by written notice to the trustee and to us may waive any event of default with respect to that series of debt securities, other than any continuing event of default in payment of principal or interest or in respect of a covenant or provision that cannot be modified or amended without the consent of the holders of the debt securities of that series. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to that series and its consequences, except an acceleration due to a default resulting from continuing nonpayment of principal or interest on that series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to that series have been cured or waived.
      The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to that series, subject to limitations specified in the indenture or supplemental indenture.
Defeasance
      We may terminate all our obligations under the indenture as they relate to any particular series of debt securities, other than the obligation to pay any interest on and the principal of the debt securities of that series and certain other obligations, at any time by:

•	depositing in trust with the trustee, under an irrevocable trust agreement, money or United States government obligations in an amount sufficient to pay principal of and any interest on the debt securities of that series to their maturity, and

•	complying with other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.
      In addition, if there is a change in applicable tax law or we receive an appropriate Internal Revenue Service letter ruling, we may terminate all of our obligations under the indenture as they relate to any particular series of debt securities, including the obligations to pay any interest on and the principal of the debt securities of that series and certain other obligations, at any time by:

•	depositing in trust with the trustee, under an irrevocable trust agreement, money or United States government obligations in an amount sufficient to pay principal of and any interest on the debt securities of that series to their maturity, and

•	complying with other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the date of the indenture.

Transfer and Exchange
      A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.
Amendment, Supplement and Waiver
      Without the consent of any holder, we and the trustee may amend or supplement the indenture or the debt securities to:

•	add covenants, agreements and obligations applicable to us for the benefit of the holders of any series of debt securities or to surrender any right or power conferred by the indenture upon us;

•	evidence the assumption by a successor corporation of our obligations under the indenture and any series of debt securities;

•	appoint a successor trustee with respect to any series of debt securities and to add to or change any provision of the indenture as is necessary to provide for or facilitate the administration of any trusts created pursuant to the indenture by more than one trustee;

•	establish the form or terms of any series of unissued debt securities;

•	provide that specific provisions of the indenture will not apply to a particular series of unissued debt securities;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	cure any ambiguity, omission, defect or inconsistency;

•	maintain the qualification of the indenture under the Trust Indenture Act;

•	secure any series of debt securities; or

•	make any change that does not adversely affect the legal rights of any holder of debt securities.
      With the exceptions discussed below, we and the trustee may amend or supplement the indenture or the debt securities of a particular series with the consent of the holders of at least a majority in principal amount of the affected series then outstanding. In addition, the holders of a majority in principal amount of the debt securities of that series then outstanding may waive any existing default under, or compliance with, any provision of the indenture relating to a particular series of debt securities, other than any continuing event of default in payment of interest or principal or in respect of a covenant or provision that cannot be modified or amended without the consent of the holders of the debt securities of that series. These consents and waivers may be obtained in connection with a tender offer or exchange offer for debt securities.
      Without the consent of each holder affected, we and the trustee may not:

•	reduce the amount of debt securities of any series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest;

•	reduce the principal of or change the fixed maturity of any debt security or alter or waive any provision with respect to redemptions or mandatory offers to repurchase debt securities;

•	make any debt security, or interest or premium thereon, payable at a place or in money other than that stated in the debt security;

•	modify certain provisions of the indenture relating to waivers that require the consent of holders;

•	modify the rights of holders to receive payment of principal and interest with respect to any debt security or to bring suit to enforce such payment;

•	adversely modify the ranking or priority of the debt securities; or

•	waive a continuing default in the payment of principal of or interest on the debt securities.

      The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any consent otherwise required from that holder, may be subject to the requirement that the holder shall have been the holder of record of any debt securities with respect to which the consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the indenture.
Concerning the Trustee
      In case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of its own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.
Governing Law
      The laws of the State of New York will govern the indenture and the debt securities.
Warrants
General
      We may issue warrants to purchase debt securities, preferred stock, Nuveen Class A common stock or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued by us independently or together with any other securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.
      The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the relevant warrant agreement.
      The applicable prospectus supplement will describe the terms of any warrants that we may offer, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	if applicable, the currency or currencies investors may use to pay for the warrants;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, to be delivered to warrantholders upon exercise of the warrants;

•	if applicable, the price at which and the currency or currencies, including composite currencies, in which investors may purchase the underlying securities or other rights purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.
Purchase Contracts
      We may issue purchase contracts for the purchase or sale of:

•	shares of Nuveen Class A common stock or preferred stock or our debt securities, or debt or equity securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.
Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement.
      The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

•	whether the purchase contracts obligate the holder to purchase or sell, or both purchase and sell, securities, currencies or commodities, as applicable, and the nature and amount of each of those securities, currencies or commodities, or the method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not and whether holders thereof are required to secure their obligations in a specified manner;

•	whether we may satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies;

•	the methods by which the holders may purchase or sell such securities, currencies or commodities;

•	whether the purchase contracts requires us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and whether those payments may be unsecured or prefunded on some basis;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered or global form.
      The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depository arrangements relating to such purchase contracts.

Units
      We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.
      The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units, any unit agreement governing the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.
      The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.
Plan of Distribution
Method of Sale
      We and the Selling Stockholder may sell the securities being offered under this prospectus directly to other purchasers, or to or through underwriters, broker-dealers or agents, in separate transactions or in a single transaction. To the extent required, the type and amount of securities that we propose to sell, the number of shares of Nuveen Class A common stock to be sold by the Selling Stockholder, the purchase price, the public offering price, the names of any underwriter, agent or dealer and any applicable commission, discount or concession with respect to a particular offering, any risk factors applicable to the securities we or the Selling Stockholder propose to sell, and any other material information about the offering and sale of the securities will be set forth in an accompanying prospectus supplement.
      The Selling Stockholder may be considered to be an underwriter, within the meaning of the Securities Act, with respect to any shares of Nuveen Class A common stock that it sells pursuant to this prospectus. If the Selling Stockholder is deemed to be an underwriter within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.
      Subject to the restrictions described in this prospectus, the securities being offered under this prospectus may be sold from time to time in any of the following ways:

•	The securities may be sold through a broker or brokers, acting as principals or agents. Agents designated by us or the Selling Stockholder from time to time may solicit offers to purchase the securities. The prospectus supplement will name any such agent who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of the securities in respect of which this prospectus is delivered. Transactions through broker-dealers may include block trades in which brokers or dealers will attempt to sell the Nuveen Class A common stock as agent but may position and resell the block as principal to facilitate the transaction. The Nuveen Class A common stock may be sold through dealers or agents or to dealers acting as market makers. Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from us or the Selling Stockholder and/or the purchasers of the Nuveen Class A common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

•	The securities may be sold on any national securities exchange or quotation service on which the Nuveen Class A common stock may be listed or quoted at the time of sale, in the over-the-counter market, or in transactions otherwise than on such exchanges or services or in the over-the-counter market.

•	The securities may be sold in private sales directly to purchasers.

•	We or the Selling Stockholder may enter into derivative transactions or forward sale agreements on shares of Nuveen Class A common stock with third parties. In such event, we or the Selling Stockholder may pledge the shares underlying such transactions to the counterparties under such agreements, to secure our or the Selling Stockholder’s delivery obligation. The counterparties or third parties may borrow shares of Nuveen Class A common stock from us, the Selling Stockholder or third parties and sell such shares in a public offering. This prospectus may be delivered in conjunction with such sales. Upon settlement of such transactions, we or the Selling Stockholder may deliver shares of Nuveen Class A common stock to the counterparties that, in turn, the counterparties may deliver to us, the Selling Stockholder or third parties, as the case may be, to close out the open borrowings of Nuveen Class A common stock. The counterparty in such transactions will be an underwriter and will be identified in the applicable prospectus supplement.

•	The Selling Stockholder may also sell its shares of Nuveen Class A common stock through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in conjunction with those sales.

•	We may also issue and sell mandatorily exchangeable securities to be settled in shares of Nuveen Class A common stock, and this prospectus may be delivered in conjunction with those sales. In connection with such offering, we may enter into a forward sale agreement with the Selling Stockholder pursuant to which the Selling Stockholder may deliver to us shares of Nuveen Class A common stock. Upon settlement of the mandatorily exchangeable securities, we would deliver shares of Nuveen Class A common stock to the holders thereof. In turn, upon settlement of the forward sale agreement, we may receive shares of Nuveen Class A common stock from the Selling Stockholder.

      Subject to the restrictions contained in any escrow and security arrangements for shares of Nuveen Class A common stock (and the proceeds from the sale of such shares) subject to those arrangements, we or the Selling Stockholder and the underwriters and other third parties may engage in derivative or hedging transactions involving the securities or other securities not covered by this prospectus in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivative or hedging transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. In order to facilitate these transactions, we or the Selling Stockholder may enter into derivative transactions or security lending or repurchase agreements with the third parties. If the applicable prospectus supplement indicates, the underwriters or third parties may use securities pledged by us or the Selling Stockholder or borrowed from us, the Selling Stockholder or others in short sale transactions or to close out any related open borrowings of stock, and may use securities received from us or the Selling Stockholder in settlement to close out any related open borrowings of stock. A third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).
      Subject to the restrictions contained in any escrow and security arrangements for shares of Nuveen Class A common stock (and the proceeds from the sale of such shares) subject to those arrangements, we or the Selling Stockholder may also loan or pledge the Nuveen Class A common stock and the borrower or pledgee may sell the Nuveen Class A common stock as loaned or upon a default may sell or otherwise transfer the pledged Nuveen Class A common stock. Such borrower or pledgee may also transfer its short position to investors in our securities or the Selling Stockholder’s securities or in connection with the offering of other securities not covered by this prospectus.
      Nuveen Class A common stock covered by this prospectus which qualifies for sale pursuant to Rule 144 under the Securities Act may be sold by the Selling Stockholder under Rule 144 rather than pursuant to this prospectus.

      We and the Selling Stockholder respectively reserve the right to accept and, together with our respective agents from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents.
      If we or the Selling Stockholder use any underwriters in the sale of securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. We or the Selling Stockholder will enter into an underwriting agreement with the underwriters at the time of sale to them. The prospectus supplement which the underwriter will use to make resales to the public of the securities in respect of which this prospectus is delivered will set forth the names of the underwriters and the terms of the transaction.
      If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we or the Selling Stockholder may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.
      One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.
      If the prospectus supplement so indicates, we or the Selling Stockholder will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the securities from us or the Selling Stockholder at the public offering price set forth in the prospectus supplement. The solicitation will occur pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.
      Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may overallot in connection with the offering, and may bid for, and purchase, the securities in the open market.
      In order to comply with securities laws in certain jurisdictions, the securities being offered by this prospectus will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.
Timing and Price
      Subject to the restrictions described in this prospectus, the securities being offered under this prospectus may be sold from time to time. There is no assurance that either we or the Selling Stockholder will sell or dispose of any securities.
      We and the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of our respective purchases and sales of Nuveen Class A common stock.
      The securities offered hereunder may be sold at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and purchasers and/or dealers (who may receive fees or commissions in connection therewith).

Proceeds, Commissions and Expenses
      The aggregate proceeds to us or the Selling Stockholder from the sale of securities offered by the relevant party under this prospectus will be the purchase price of such securities less discounts, concessions and commissions, if any. Nuveen will not receive any proceeds from the sale of Nuveen Class A common stock by the Selling Stockholder.
      The Selling Stockholder will be responsible for payment of commissions, concessions and discounts of dealers or agents arising from the sale of any Nuveen Class A common stock sold by it hereunder. The Selling Stockholder will pay for the fees and expenses of their counsel, as well as all applicable stock transfer taxes, brokerage commissions, discounts or commissions arising from the sale of any Nuveen Class A common stock sold by it hereunder. The Selling Stockholder will also pay any printing costs, SEC filing fees and other fees, disbursements and out-of-pocket expenses and costs in connection with the preparation of the registration statement of which this prospectus is a part and in complying with all applicable securities and blue sky laws.
      Under a registration rights agreement, Nuveen and the Selling Stockholder have each agreed to indemnify the other, and Nuveen has agreed to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of Nuveen Class A common stock, against certain liabilities, including certain liabilities arising under the Securities Act. We or the Selling Stockholder may agree to indemnify any agent, dealer, broker-dealer or underwriter that participates in transactions involving sales of securities against certain liabilities, including liabilities arising under the Securities Act, or to provide contribution with respect to payments which such agents, dealers, broker-dealers or underwriters may be required to make in respect of such civil liabilities. Agents, dealers, broker-dealers and underwriters may be customers of, engage in transactions with, or perform services for us or the Selling Stockholder in the ordinary course of business.
Legal Matters
      Unless otherwise specified in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York.
Experts
      The consolidated balance sheets of Nuveen as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in common stockholders’ equity, and cash flows for each of the three years ended December 31, 2004, incorporated by reference in this prospectus, have been so incorporated in reliance on the report of KPMG LLP, independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.
Where You Can Find More Information
      We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to you free of charge at the SEC’s website at www.sec.gov.
      As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Information that we subsequently file with the SEC will automatically update this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our company and its financial condition.

1.	Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 3, 2005.

2.	Current Reports on Form 8-K filed on January 19, 2005; January 21, 2005; and February 4, 2005 (other than those portions furnished under Item 2.02 or 7.01).

3.	The description of our capital stock contained in our Registration Statement on Form 8-A, filed April 27, 1992, and any amendments or reports filed for the purpose of updating that description.
      All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is part and prior to the effectiveness of the registration statement, and after the date of this prospectus and prior to the termination of the offering are incorporated by reference into this prospectus.
      You may request free copies of these filings by writing or telephoning us at the following address:
Nuveen Investments, Inc.
333 West Wacker Drive
Chicago, IL 60606
(312) 917-7700
Attention: Corporate Secretary
      Information contained on our website is not part of this prospectus. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus and, with respect to material incorporated herein by reference, the dates of such referenced material.